EXHIBIT 10.4

Trademark License Agreement

This Trademark License Agreement, dated as of December 7, 2023 (such date, the “Effective Date”, and such agreement, this “Agreement”), is entered into by and between Capstone Distributor Support Services Corporation, a Delaware corporation, formerly known as Capstone Green Energy Corporation (“Licensor”) and Capstone Green Energy Holdings, Inc., a Delaware corporation (“Licensee”). Licensor and Licensee are referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Licensor, Capstone Turbine Financial Services, LLC, and Capstone Turbine International, Inc. have jointly proposed that certain Joint Prepackaged Chapter 11 Plan of Reorganization of Capstone Green Energy Corporation and Its Debtor Affiliates, filed on September 28, 2023, which contemplates the reorganization and restructuring of the aforementioned parties (the “Plan”); unless otherwise defined in this Agreement, capitalized terms used in this Agreement have the meanings set forth in the Plan;

WHEREAS, prior to the implementation of the Plan, Licensor has been operating the business of providing customized microgrid solutions and on-site energy technology systems, including microturbine energy systems and distributor support services, and, following the implementation of the Plan, as of the Effective Date, Licensee and its Affiliates (other than Licensor) will operate such business (other than the Distributor Support Services (as defined in the Plan) which will be operated by Licensor) (such business to be operated by Licensee and its Affiliates (other than Licensor), the “Business”);

WHEREAS, Licensor owns all right, title, and interest in and to the Capstone Trademarks (as defined herein);

WHEREAS, Licensee wishes to use the Capstone Trademarks in connection with the Business; and

WHEREAS, pursuant to the Plan, Licensor is required to enter into the License Agreement, and this Agreement satisfies such requirement.

NOW, THEREFORE, in consideration of the foregoing and the mutual warranties, covenants and agreements set forth herein and in the Plan, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Article I – DEFINITIONS
Section 1.1Definitions.
(a)“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.
(b)“Capstone Trademarks” means the Trademarks set forth in Schedule 1 of this Agreement.
(c)“Control” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
(d)“Person” means any natural person, corporation, general or limited partnership, company, limited liability company, joint venture, limited liability partnership, firm, trust, estate, governmental authority or other legal person or entity, and shall be broadly interpreted.

(e)“Trademark” means trademarks, service marks, logos, trade dress, domain names, social media accounts and handles, corporate names, and trade names.
Article II – GRANT OF LICENSE, ROYALTIES AND OWNERSHIP
Section 2.1License to Capstone Trademarks.
(a)Subject to the terms and conditions of this Agreement, including payment of the royalty set forth in Section 2.1(c), Licensor hereby grants to Licensee during the Term a non-exclusive, royalty-bearing (as set forth in Section 2.1(c)), non-transferable, non-sublicensable (except as provided in Section 2.1(b)), worldwide, perpetual (subject to Section 5.2), irrevocable (subject to Section 5.2), limited license, under all of Licensor’s right, title and interest in and to the Capstone Trademarks, to use the Capstone Trademarks (in accordance with the terms and conditions herein) solely in connection with the Business.
(b)The license granted in Section 2.1(a) includes the right to grant non-sublicensable sublicenses during the Term within the scope of such license solely to any Affiliate of Licensor, so long as such Person remains an Affiliate of Licensor, for such Affiliate to use the Capstone Trademarks (in accordance with the terms and conditions herein) solely in connection with the Business; provided that (i) any such sublicense shall be in writing and shall include all of the restrictions and obligations imposed on Licensee in this Agreement and any breach of such terms by Licensee’s sublicensees shall be deemed a breach of this Agreement by Licensee and (ii) Licensee may sublicense the trademark “Capstone Energy Finance” (Reg. No. 5219152) solely to Capstone Energy Finance LLC.
(c)In consideration for the license granted in Section 2.1(a), Licensee shall pay to Licensor during the Term an annual royalty of $100,000.00, to be paid to Licensor’s designated bank account communicated by Licensor to Licensee (the “Royalty Payment”). The first Royalty Payment shall be made to Licensor within the first calendar month following the first anniversary of the Effective Date (i.e., within the thirteenth (13th) month after the Effective Date) and thereafter within the first calendar month following each next anniversary of the Effective Date. Each of the Parties and its respective Affiliates is responsible for all taxes (including net income, gross receipts, franchise and property taxes and any other taxes) imposed on such Party or its Affiliates under applicable Laws and arising as a result of or in connection with this Agreement or the transactions contemplated by this Agreement.
Section 2.2Ownership.
(a)Licensee acknowledges that Licensor is the sole and exclusive owner of the Capstone Trademarks and Licensor retains all right, title and interest (including all goodwill) associated therewith. Licensee shall do all things and execute any documents requested by Licensor from time to time to confirm Licensor’s ownership of its rights in and to the Capstone Trademarks.
(b)Licensee shall not gain any right, title or interest in the Capstone Trademarks by virtue of this limited license or any use thereby. All goodwill associated with the use of the Capstone Trademarks by Licensee and its sublicensees shall inure to the sole benefit of Licensor.
Section 2.3No Inconsistent Action. Licensee shall not:
(a)take, maintain or direct any action that is inconsistent with Licensor’s ownership of, or interferes with any of Licensor’s rights in or to, the Capstone Trademarks;
(b)assert any claim of right in (except for the limited rights expressly granted herein) or ownership of the Capstone Trademarks or any confusingly similar Trademark anywhere in the world or contest the validity of the Capstone Trademarks or challenge Licensor’s right, title or interest in, or ownership of, the Capstone Trademarks, its registrations therefor or Licensor’s right to license the same;
(c)interfere with, oppose or challenge, directly or indirectly, any of Licensor’s applications for or registrations of the Capstone Trademarks or any Trademarks that include the Capstone Trademarks or interfere with, oppose or challenge the exploitation of the Capstone Trademarks by or on behalf of Licensor;
(d)apply for, or participate with or cause any other Person to apply for the registration of, any Trademark which (i) consists in whole or in part of the Capstone Trademarks or (ii) is confusingly similar to the Capstone Trademarks; or
(e)take any action that would have an adverse effect on the rights of Licensor in the Capstone Trademarks, or that would diminish or dilute the value, reputation or goodwill of the Capstone Trademarks or that would otherwise denigrate the image and reputation of Licensor or in any other way diminish or adversely affect the validity or enforceability of the Capstone Trademarks or Licensor’s rights therein; provided that,
(f)in the event that Licensee or any of its Affiliates (other than Licensor) nevertheless registers, files or prosecutes any application or other filing for any Trademarks incorporating or confusingly similar to a Capstone Trademarks, in Licensee’s (or its Affiliates’ (other than Licensor’s)) own name, Licensee hereby assigns, and shall cause its applicable Affiliates (other than Licensor) to assign, such Trademark to Licensor for no additional consideration.
Article III – QUALITY CONTROL
Section 3.1Quality Control. Licensee is familiar with and recognizes Licensor’s reputation as a provider of high quality products and services, and the reputation of Licensor’s offerings in connection with the Capstone Trademarks. Licensee shall maintain the same (or higher) standards of quality for its products and services. At Licensor’s request, Licensee shall promptly cease any use of the Capstone Trademarks that Licensor believes is not in compliance with this Agreement and take any corrective measures reasonably requested by Licensor. In the event that Licensor becomes aware of a failure to maintain or meet such quality standards, Licensor shall notify Licensee in writing and Licensee shall have thirty (30) days to cure such failure. If Licensee fails to meet the required quality standards to Licensor’s satisfaction within such period, Licensor may immediately suspend Licensee’s right to use the Capstone Trademarks in connection with the specific use that does not meet the quality standards, and if Licensee fails to meet the quality standards to Licensor’s satisfaction within the following sixty (60) day period, such failure shall be deemed a material breach for purposes of Section 5.2(b) of this Agreement.
Section 3.2Licensee’s Obligations of Compliance and Use.
(a)Licensee shall use and display the Capstone Trademarks in the same form, font, color and style as Licensor’s own use and display thereof, or in a manner substantially consistent with Licensor’s use and display during the twelve (12) month period prior to the Effective Date, or as otherwise approved by Licensor in writing in advance. Licensee shall not use or display the Capstone Trademarks in any manner that would reasonably be expected to (i) materially harm, degrade, disparage, tarnish, dilute or adversely affect the validity or enforceability of any Capstone Trademark, or (ii) imply that the Capstone Trademarks are owned by Licensee.
(b)All uses of the Capstone Trademarks by Licensee shall include the designation “®”, to the extent legally required or reasonably necessary for the enforcement of Trademark rights or as specifically directed otherwise by Licensor in writing. Licensor shall have the right to revise the above designation requirements upon written notice to Licensee from time to time.

(c)From time to time, at Licensor’s request and for the purpose of verifying compliance with this Article III of this Agreement, Licensee shall provide samples of Licensee’s use of public-facing materials bearing the Capstone Trademarks (including samples of advertising or marketing material), and any other further information reasonably requested by Licensor for that purpose.
Article IV – INTELLECTUAL PROPERTY PROTECTION
Section 4.1Notice of Infringement. Licensee shall promptly notify Licensor in writing of any infringement of the Capstone Trademarks by others which come to Licensee’s attention. Licensor shall have the sole right, but not the obligation, to determine what, if any, actions shall be taken on account of any such infringement, and, at Licensor’s sole cost and expense, Licensee shall reasonably cooperate in connection therewith.
Section 4.2Equitable Relief. Licensee acknowledges that the Capstone Trademarks and the goodwill associated therewith possess special, unique, and extraordinary characteristics, which make difficult the assessment of monetary damages which Licensor would sustain by Licensee’s unauthorized use. Licensee recognizes that Licensor would suffer irreparable injury by such unauthorized use and agrees that injunctive and other equitable relief is appropriate in the event of a breach of this Agreement by Licensee. Such remedy shall not be exclusive of any other remedies available to Licensor, nor shall it be deemed an election of remedies by Licensor.
Article V – TERM; TERMINATiON
Section 5.1Term. This Agreement shall commence on the Effective Date and shall continue in effect unless earlier terminated pursuant to Error! Reference source not found. (the “Term”).
Section 5.2Termination. This Agreement may be terminated solely (a) upon the written agreement of Licensor and Licensee, (b) by Licensor, if Licensee materially breaches this Agreement and does not cure such breach within thirty (30) days of receipt of notice from Licensor of such breach or (c) by Licensee, upon written notice to Licensor. If Licensor desires to assign any of its right, title and interest in and to the Capstone Trademarks to a third party that is not an Affiliate of Licensor, Licensor may do so solely with Licensee’s consent, not to be unreasonably withheld, delayed or conditioned (provided that, for the avoidance of doubt, Licensee’s withholding of consent for any assignment to a then competitor of Licensee would not be unreasonable). If Licensor does not use any of the Capstone Trademarks for a period of six (6) consecutive months, then all of Licensor’s right, title and interest in and to the Capstone Trademarks shall be promptly assigned to Licensee for no further consideration (provided that, for purposes of this Section 5.2, “use” of the Capstone Trademarks will mean conducting the Distributor Support Services business, using the name “Capstone”, including as a legal entity name, trade name, corporate name, “d/b/a” or business name (even if none of the Capstone Trademarks are used on any specific products or services), or using the name “Capstone” in any marketing related to such business).
Section 5.3Effect of Termination.
(a)Upon any expiration or termination of this Agreement, Licensee shall immediately cease all use of the Capstone Trademarks; provided that nothing in this Agreement shall prevent or restrict Licensee from making any use of the Capstone Trademarks that would constitute “fair use” or otherwise not be prohibited under Applicable Law if such use were made by a third party.
(b)Survival. Upon any expiration or termination of this Agreement, Error! Reference source not found., Error! Reference source not found., Error! Reference source not found., Article VII and Article VII shall survive and continue in full force and effect.

Article VI – indemnification
Section 6.1Indemnity. Licensee shall defend, indemnify and hold harmless Licensor, its Affiliates and each of its and their respective directors, officers, employees and agents (each, a “Licensor Indemnified Party”) from and against any and all losses, damages and liabilities (including attorneys’ fees) (“Losses”) to the extent resulting from or arising out of (a) any breach of this Agreement by Licensee or (b) use of the Capstone Trademarks (collectively, the “Licensed Rights”) by Licensee, except to the extent such Losses result from any claim of Trademark infringement arising from Licensee’s use of the Licensed Rights as authorized by this Agreement, provided that such use is in the same jurisdiction in which, and in connection with the same goods or services in connection with which, Licensor used such Licensed Rights prior to the Effective Date.

Section 6.2Indemnity Procedure. Licensor shall promptly provide Licensee with timely written notice of any and all claims that are within the scope of Licensee’s indemnity hereunder; provided that any failure to give such notice shall not affect the rights of Licensor under Section 6.1, except to the extent that such failure actually prejudices Licensee. Licensee shall not settle or compromise any claims against Licensor without Licensor’s prior written consent (which consent shall not be unreasonably withheld or delayed), unless such settlement or compromise: (i) includes an unconditional release of Licensor from all liability arising out of such claims; (ii) is solely monetary in nature; and (iii) does not include remedial or equitable measures or relief (including any injunction), a statement as to, or an admission of, fault, culpability or failure to act by or on behalf of, Licensor or otherwise materially adversely affect Licensor. Licensor shall furnish Licensee with such assistance as Licensee shall reasonably request in connection with the defense, settlement and/or discharge of any and all such claims.

Article VII – GENERAL
Section 7.1Amendments; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by the Parties, which may be entered into at any time. Any agreement on the part of the Parties to waive any term or provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of the Party or Parties against whom the waiver is to be effective. No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of this Agreement. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.
Section 7.2Entire Agreement. This Agreement and the Plan constitute the entire agreement of the Parties and supersede all prior agreements and understandings, discussions, negotiations and communications, written and oral, between the Parties with respect to the subject matter hereof.
Section 7.3Interpretation.
(a)Unless the context otherwise requires, when a reference is made in this Agreement to: (i) Schedules, such reference shall be to a Schedule to this Agreement; (ii) ”paragraphs”, such reference shall be deemed references to separate paragraphs of the section or subsection in which the reference occurs; (iii) any contract (including this Agreement) or law shall be deemed references to such contract or law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any law, to any successor provisions thereof) so long as, in the case of any contract, such amendment, supplement and modification has been made available to Licensor or Licensee, as applicable; (iv) any Person, such reference shall be deemed references to such Person’s successors and permitted assigns; and (v) any law shall be deemed references to all rules and regulations promulgated thereunder.
(b)The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(c)Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. “Or” shall be deemed to be used in the inclusive sense of “and/or.”
(d)Any reference to “days” means calendar days unless business days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a business day, then such action shall be required to be done or taken not on such day but on the first succeeding business day thereafter. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.
Section 7.4Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
Section 7.5Notice. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a .pdf document (with confirmation of transmission) if sent prior to 8:00 p.m. in the place of receipt on a business day, and on the next business day if sent after 8:00 p.m. in the place of receipt on a business day or at any time on a date that is not a business day; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.5):

if to Licensor:

Capstone Distributor Support Services Corp.

2001 Ross Avenue, Suite 2800

Dallas, TX 75201

Attention: Matt Carter

Email: matt.carter@gs.com

with a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Sean O’Neal

Email: soneal@cgsh.com

if to Licensee:

Capstone Green Energy Holdings, Inc.

16640 Stagg Street

Van Nuys, CA 91406

Attention: John Juric, Chief Financial Officer

Email: JJuric@cgrnenergy.com

with a copy to (which shall not constitute notice):

Katten Muchin Rosenman LLP

525 W. Monroe Street

Chicago, IL 60661-3693

Attention: Mark D. Wood

Email: mark.wood@katten.com

or such other address as may be specified by a Party pursuant to notice given to the other Party in accordance with the provisions of this paragraph.

Section 7.6Binding Effect; Persons Benefitting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns and any transferee of all or substantially all of the assets of such Party and its subsidiaries taken as a whole. No provision of this Agreement is intended or shall be construed to confer upon any entity or Person other than the Parties and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. This Agreement may not be assigned by (a) Licensee without the prior written consent of Licensor or (b) Licensor (except to Affiliates of Licensor) without the prior written consent of Licensee, not to be unreasonably withheld, delayed or conditioned (provided that, for the avoidance of doubt, Licensee’s withholding of consent for any assignment to a then competitor of Licensee would not be unreasonable).
Section 7.7Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the Parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 7.8Governing Law; Consent to Jurisdiction.
(a)This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the Laws of the State of New York, without giving effect to its principles or rules of conflict of laws, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the Laws of another jurisdiction.
(b)Each of the Parties hereto submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York, in any suit, claim, demand, action, proceeding or cause of action arising out of or relating to this Agreement, agrees that all claims under any theory of liability in respect of such suit, claim, demand, action, proceeding or cause of action may and shall be heard and determined in any such court and agrees not to bring any suit, claim, demand, action, proceeding or cause of action arising out of or relating to this Agreement in any other court. Each Party irrevocably and unconditionally waives any defense of inconvenient forum or any other objection to the maintenance of any suit, claim, demand, action, proceeding or cause of action so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any suit, claim, demand, action, proceeding or cause of action may be made on such Party, and shall be effective service of process for any such suit, claim, demand, action, proceeding or cause of action, by sending or delivering a copy of any such process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 7.5. Nothing in this Section 7.8, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any suit, claim, demand, action, proceeding or cause of action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.
Section 7.9Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any suit, claim, demand, action, proceeding or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the Transactions, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The Parties each hereby agree and consent that any such suit, claim, demand, action, proceeding or cause of action shall be decided by court trial without a jury and that the Parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the Parties hereto to the waiver of their right to trial by jury.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties have entered into this Agreement or have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

CAPSTONE DISTRIBUTOR SUPPORT SERVICES CORPORATION

By:/s/ Matt Carter_________________
Name: Matt Carter
Title:Director

CAPSTONE GREEN ENERGY HOLDINGS, INC.

By:/s/ John Juric_________________
Name: John Juric
Title:Chief Financial Officer (Principal Financial Officer) Treasurer and Secretary

[Signature Page to Trademark License Agreement]

SCHEDULE 1

Trademarks